Regional Health Properties Regains Compliance
with NYSE American Continued Listing Standards
Board Appoints Interim Chief Executive Officer and Interim Chief Financial Officer

ATLANTA, GA, October 18, 2017-Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA) today announced that as a result of the completion of the previously announced merger (the “Merger”) with its former parent, AdCare Health Systems, Inc. (“AdCare”), the company has regained compliance with certain NYSE American LLC (the “Exchange”) continued listing standards. At the effective time of the Merger, AdCare’s common stock (NYSE American: ADK) and 10.875% Series A Cumulative Redeemable Preferred Stock (NYSE American: ADKpA) ceased trading and the Regional Health Properties’ common stock and 10.875% Series A Cumulative Redeemable Preferred Stock commenced trading.

Prior to the Merger with Regional Health Properties, AdCare received notification from the Exchange that AdCare was not in compliance with the continued listing standards relating to stockholders’ equity contained in Section 1003(a)(i), Section 1003(a)(ii) and Section 1003(a)(iii) of the Exchange’s company guide. By completing the Merger, the company ensured the effective adoption of certain charter provisions restricting the ownership and transfer of the company’s common stock. Such ownership and transfer restrictions, among other things, permit the company, under applicable accounting guidance, to classify the company’s 10.875% Series A Cumulative Redeemable Preferred Shares as permanent equity on the company’s consolidated balance sheet.

With this latest notice, the NYSE American has confirmed that Regional Health Properties has cured the previously cited deficiency and has regained compliance with the Exchange’s continued listing standards relating to stockholders’ equity. Going forward, the company will be subject to the Exchange’s normal continued listing monitoring. In addition, in the event that the company is again determined to be noncompliant with any of the Exchange’s continued listing standards within twelve (12) months of this notice, the Exchange will consider the relationship between the company’s previous noncompliance and such new event of noncompliance and may initiate abbreviated compliance procedures or immediate delisting proceedings.

In addition, Allan J. Rimland, the President, Chief Executive Officer, Chief Financial Officer and a director of the company resigned, effective October 17, 2017, from all positions he held with the company and its subsidiaries for personal reasons and to explore other career opportunities. Mr. Rimland’s resignation is not the result of any disagreement with the company on any matter relating to the company’s operations, policies or practices.

The Board of Directors has appointed Brent Morrison, a director of the company, to serve as its interim Chief Executive Officer and E. Clinton Cain, the company’s Senior Vice President, Chief Accounting Officer and Controller, to serve as its interim Chief Financial Officer. In addition, the Board of Directors established a Strategic Finance Committee of the Board, composed of Brian Szames and David A. Tenwick, to assist and advise Messrs. Morrison and Cain with respect to financial strategy. The Board is undertaking a search for a new Chief Executive Officer and Chief Financial Officer, and Mr. Cain is being considered for the Chief Financial Officer position.

About Regional Health Properties
Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA) is the successor to AdCare Health Systems, Inc. and is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions. Regional Health Properties currently owns, leases or manages for third parties 30 facilities. For more information, visit www.regionalhealthproperties.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements in this press release regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected or contemplated by our forward-looking statements due to various factors, including, among others: our dependence on the operating success of our operators; the significant amount of, and our ability to service, our indebtedness; covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms; the availability and cost of capital; our ability to raise capital through equity and debt financings or through the sale of assets; the effect of increasing healthcare regulation and enforcement on our operators and the dependence of our operators on reimbursement from governmental and other third-party payors; the relatively illiquid nature of real estate investments; the impact of litigation and rising insurance costs on the business of our operators; the impact on us of litigation relating to our prior operation of our healthcare properties; the effect of our operators declaring bankruptcy, becoming insolvent or failing to pay rent as due; the ability of any of our operators in bankruptcy to reject unexpired lease obligations and to impede our ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; our ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; and other factors discussed from time to time in our news releases, public statements and documents filed by us with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Company Contacts	Investor Relations

E. Clinton Cain	Brett Maas
Interim Chief Financial Officer, Senior Vice President, Chief Accounting Officer and Controller	Managing Partner
Regional Health Properties, Inc.	Hayden IR
Tel (678) 368-4393	Tel (646) 536-7331
clinton.cain@regionalhealthproperties.com	brett@haydenir.com